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     EXHIBIT 4.1
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                             AUTHORIZING RESOLUTIONS
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                  Paragraph 1. The title of the senior notes (the "Notes") shall be "4.95% Senior Notes due 2014" (the "Notes").

                  Paragraph 2. The aggregate principal amount at maturity of the Notes which shall be authenticated and delivered under the Indenture shall be $300,000,000 (except for any Notes authenticated and delivered upon registration of the transfer of, or in exchange for, or in lieu of other Notes pursuant to the terms of the Indenture); provided, however, that the Notes may be reopened for issuances of an unlimited amount of additional Notes at any time. The Notes will be issued only in fully registered form without coupons, in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

                  Paragraph 3. The principal amount of the Notes is due and payable in full on March 15, 2014, subject to earlier redemption as referred to in the Indenture.

                  Paragraph 4. Interest on the Notes shall accrue at a rate of 4.95% per annum (computed on the basis of a 360-day year of twelve 30-day months), from March 16, 2004 to maturity or early redemption; and interest will be payable semiannually on March 15 and September 15 in each year, commencing on September 15, 2004, to the Holders in whose names such Notes are registered at the close of business on March 1 and September 1, as the case may be, preceding such interest payment date.

                  Paragraph 5. The Issuer may, at its option, redeem the Notes, in whole at any time or in part from time to time, providing notice pursuant to
Section 3.03 of the Indenture, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the present value of the Remaining Scheduled Payments (as defined below) on the Notes being redeemed on the redemption date, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate plus 25 basis points (0.25%).

                  The Issuer will also accrue interest on the Notes to the date of redemption. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

                  If money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the Notes (or such portions thereof) called for redemption and the Notes will cease to be outstanding.

                  As used in this Paragraph 5, the following terms shall have the respective meanings set forth below:

                  "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be



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utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

                  "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such price on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

                  "Reference Treasury Dealer" means (A) Banc One Capital Markets, Inc., Citigroup Global Markets Inc. or one of the other initial purchasers, as listed on Schedule I hereto, (or their respective affiliates which are Primary Treasury Dealers), and any successor; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), the Issuer will substitute therefor another Primary Treasury Dealer; and (B) any other primary Treasury Dealer(s) selected by the Issuer.

                  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

                  "Remaining Scheduled Payments" means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

                  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

                  Paragraph 6. Principal of and interest on the Notes shall be payable in accordance with Section 1 and 2 of the Notes.

                  Paragraph 7. The Notes shall not be convertible into the Issuer's or any of the Guarantors' common stock.

                  Paragraph 8. Neither the Notes nor the Guarantees shall be secured.

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                  Paragraph 9. For purposes of the Notes, the Private Placement
Legend in Section 2.16 shall be amended to read as follows:

         This security has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state or other securities laws. Neither this security nor any interest or participation herein or therein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of such registration or unless such transaction is exempt from, or not subject to, the registration requirements of the Securities Act. By its acquisition hereof, the holder (1) represents that it is a "qualified institutional buyer" (as defined in Rule 144A ("Rule 144A") under the Securities
         Act), (2) agrees not to offer, sell or otherwise transfer this note prior to (x) the date which is two years (or such shorter period of time as permitted by Rule 144(k) of the Securities Act) after the original issue date of the senior notes or (y) such later date, if any, as may be required by applicable law (the "resale restriction termination date") except (a) to Toll Brothers, Inc. or any of its subsidiaries (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the senior notes are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a "qualified institutional buyer" as defined in Rule 144A that purchases for its own account or for the account of a qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule 144A, or (d) pursuant to another available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control, and (3) agrees that it will give to each person to whom this note is transferred a notice substantially to the effect of this legend; provided that Toll Brothers, Inc. and the Trustee shall have the right prior to any such offer, sale or transfer pursuant to this clause (d) to require the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them. This legend will be removed upon the request of the holder after the resale restriction termination date.

                  Paragraph 10. As used in the Indenture, the following terms shall have the respective meanings set forth below:

                  "Attributable Debt" means, in respect of a Sale and Lease-back Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding senior notes of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

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                  "Bank Credit Facilities" means the Revolving Bank Credit
Facility and the Bank Term Loan.

                  "Bank Term Loan" means the Term Loan agreement by and among First Huntington Finance Corp., the Company and the lenders that are parties thereto, dated July 25, 2000, as amended, and any related documents (including, without limitation, any guarantees or security documents), as such agreements (and such related documents) may be amended, restated, supplemented, renewed, replaced by the existing lenders or by successors or otherwise modified from time to time, including any agreement(s) extending the maturity of or refinancing or refunding all or any portion of the indebtedness or increasing the amount to be borrowed under such agreements or any successor agreement(s), whether or not by or among the same parties.

                  "Consolidated Net Tangible Assets" means the total amount of assets which would be included on a combined balance sheet of the Issuer, the Company and the other Guarantors under accounting principles generally accepted in the United States (less applicable reserves and other properly deductible items) after deducting therefrom: (1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106; (2) investments in subsidiaries that are not Restricted Subsidiaries; and
(3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other tangible assets.

                  "Consolidated Net Worth" of any person means the consolidated stockholders' equity of the person determined in accordance with accounting principles generally accepted in the United States.

                  "Guarantor" means (i) the Company, (ii) initially on the execution of these Authorizing Resolutions, each of the entities listed on
Schedule I, attached hereto, and (iii) each of the Company's Subsidiaries which becomes a guarantor of the Notes pursuant to the provisions of the Indenture.

                  "Indebtedness" means (1) any liability of any person (A) for borrowed money, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), (C) for the payment of money relating to a Capitalized Lease Obligation or (D) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (2) any liability of others described in the preceding clause (1) that such person has guaranteed or that is otherwise its legal liability; and (3) all Indebtedness referred to in (but not excluded from) clauses (1) and (2) above of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Security Interest upon or in property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; and (4) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1), (2) and (3) above.

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                  "Non-Recourse Indebtedness" means Indebtedness or other
obligations secured by a lien on property to the extent that the liability for the Indebtedness or other obligations is limited to the security of the property without liability on the part of the Company, the Issuer or any Restricted Subsidiary (other than the Restricted Subsidiary which holds title to the property) for any deficiency.

                  "Redeemable Capital Stock" means any capital stock of the Issuer, the Company or any Subsidiary of the Company that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (1) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the senior notes or (2) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (3) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

                  "Restricted Subsidiary" means any Guarantor other than the Company.

                  "Revolving Bank Credit Facility" means the Amended and Restated Credit Agreement by and among First Huntingdon Finance Corp., the Company and the lenders party thereto dated May 18, 2001, as amended, and any related documents (including, without limitation, any guarantees or security documents), as such agreements (and such related documents) may be amended, restated, supplemented, renewed, replaced by the existing lenders or by successors or otherwise modified from time to time, including any agreement(s) extending the maturity of or refinancing or refunding all or any portion of the indebtedness or increasing the amount to be borrowed under such agreement(s) or any successor agreement(s), whether or not by or among the same parties.

                  "Sale and Lease-back Transaction" means a sale or transfer made by the Issuer, the Company or a Restricted Subsidiary (except a sale or transfer made to the Issuer, the Company or another Restricted Subsidiary) of any property which is either (a) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (b) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Issuer, the Company or a Restricted Subsidiary for more than a three-year term.

                  "Secured Debt" means any Indebtedness which is secured by (i) a Security Interest in any of the property of the Issuer, the Company or any Restricted Subsidiary or (ii) a Security Interest in shares of stock owned directly or indirectly by the Issuer, the Company or a Restricted Subsidiary, in a corporation or in equity interests owned by the Issuer, the Company or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in the Company's rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which the Issuer, the Company or a Restricted Subsidiary has an equity interest;

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provided that "Secured Debt" shall not include Non-Recourse Indebtedness, as such categories of assets are determined in accordance with accounting principles generally accepted in the United States. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

                  "Security Interests" means any mortgage, pledge, lien, encumbrance or other security interest which secures the payment or performance of an obligation.

                  "Significant Subsidiary" means any Subsidiary (i) whose revenues exceed 10% of the Company's total revenues, in each case for the most recent fiscal year, or (ii) whose net worth exceeds 10% of the Company's total stockholders' equity, in each case as of the end of the most recent fiscal year.

                  "Subsidiary" means any person of which the Company, at the time of determination by the Company, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the shares of Voting Stock.

                  "Voting Stock" means any class or classes of capital stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

                  Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture.

                  Paragraph 11. The Notes shall be entitled to the benefit of each of the covenants in Article 4 of the Base Indenture and each of the following additional covenants (each of which is deemed to be a provision of the Indenture and, when referred to as a provision of the Indenture, shall be identified by reference to the Section number which is set forth immediately preceding such covenant):

                  Section 4.08. Restrictions on Secured Debt. The Issuer and the Company shall not, and shall not cause or permit a Restricted Subsidiary to, create, incur, assume, or guarantee any Secured Debt unless the Notes will be secured equally and ratably with or prior to such Secured Debt; provided, however, that this Section 4.08 does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by: (1) Security Interests in model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat or thereon; (2) Security Interests in property at the time of its acquisition by the Issuer, the Company or a Restricted Subsidiary, including Capitalized Lease Obligations, which Security Interests secure obligations assumed by the Issuer, the Company or a Restricted Subsidiary, or in the property of a corporation or other entity at the time it is merged into or consolidated with the Issuer, the Company or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or where the Security Interest attaches to or

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affects the property of the Issuer, the Company or a Restricted Subsidiary prior to such transaction); (3) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by the Issuer, the Company or a Restricted Subsidiary; (4) Security Interests incurred in connection with pollution control, industrial revenue, water, sewage or any similar item; and (5) Security Interests securing Indebtedness of a Restricted Subsidiary owing to the Issuer, the Company or to another Restricted Subsidiary that is wholly owned (directly or indirectly) by the Company or Security Interests securing the Issuer's Indebtedness owing to a Guarantor.

                  Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension or refunding, in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.

                  In addition, the Issuer and the Guarantors may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses
(1) through (5) above and any Secured Debt in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Lease-back Transactions (excluding Attributable Debt in respect of Sale and Lease-back Transactions as to which the provisions of clauses (1) through
(3) of Section 4.09 "Restrictions on Sale and Lease-back Transactions" have been complied with) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

                  The provisions of this Section 4.08 with respect to limitations on Secured Debt are not applicable to Non-Recourse Indebtedness and will not restrict or limit the Issuer's or the Guarantors' ability to create, incur, assume or guarantee any unsecured Indebtedness, or of any subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

                  Section 4.09. Restrictions on Sale and Lease-back Transactions. The Issuer and the Company shall not, and shall not permit a Restricted Subsidiary to, enter into any Sale and Lease-back Transaction, unless: (1) notice is promptly given to the Trustee of the Sale and Lease-back Transaction; (2) fair value is received by the Issuer, the Company or the relevant Restricted Subsidiary for the property sold (as determined in good faith by the Company communicated in writing to the Trustee); and (3) the Issuer, the Company or a Restricted Subsidiary, within 365 days after the completion of the Sale and Lease-back Transaction, applies, or enters into a definitive agreement to apply within such 365-day period, an amount equal to the net proceeds of such Sale and Lease-back Transaction (x) to the redemption, repayment or retirement of (a) Securities of any Series under the Indenture (including the cancellation by the Trustee of any Securities of any Series delivered by the Issuer to the Trustee), (b) Indebtedness of the Issuer that ranks equally with the Notes or (c) Indebtedness of any Guarantor that ranks equally with the Guarantee of such Guarantor, and/or (y) to the purchase by the Issuer, the Company or any Restricted Subsidiary of property used in their respective trade or businesses.

                  This Section 4.09 will not apply to a Sale and Lease-back Transaction that relates to a sale of a property that occurs within 180 days from the later of (x) the date of acquisition of the property by the Issuer, the

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Company or a Restricted Subsidiary, (y) the date of the completion of construction of that property or (z) the date of commencement of full operations on that property. In addition, the Issuer and the Guarantors may, without complying with the above restrictions, enter into a Sale and Lease-back Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (5) described in Section 4.08 "Restrictions on Secured Debt" and any Secured Debt in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Lease-back Transactions (excluding Attributable Debt in respect of Sale and Lease-back Transactions as to which the provisions of clauses (1) through (3) of this
Section 4.09 have been complied with) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

                  Paragraph 12. Except as otherwise indicated, each reference herein to a "Paragraph" shall refer to a Paragraph hereof, and each reference herein to a "Section" shall refer to a Section of the Indenture.











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                                   SCHEDULE I
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Banc of America Securities LLC
Comerica Securities, Inc.
Credit Lyonnais Securities (USA) Inc.
SunTrust Capital Markets, Inc.
BNP Paribas Securities Corp.
The Royal Bank of Scotland plc
Wells Fargo Brokerage Services, LLC




















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